EXHIBIT 11



                              COLUMBUS ENERGY CORP.
                 Statement of Computation of Per Share Earnings
                                   (Unaudited)
                      (In Thousands Except Per Share Data)

                                                     Three Months Ended
                                           -------------------------------------
                                           February 28, 1997   February 29, 1996
                                           -----------------   -----------------

Primary:
 Based on weighted average
 shares outstanding including
 the effect of common stock
 equivalents:

Weighted average shares
 outstanding:                                    3,171                 3,058

Incremental shares attributable
 to dilutive stock options and
 warrants outstanding based on
 average market price during
 the period calculated using
 the treasury method                                75                     1
                                                ------                ------

   Total average common and
    common equivalent shares                     3,246                 3,059
                                                ======                ======

      Net earnings                              $1,143                $  550
                                                ======                ======

Earnings per share                              $  .36                $  .18
                                                ======                ======

Note:Full diluted incremental shares in 1997 and 1996 were 75,000 and 1,000 with total average common and common share equivalent shares 3,246,000 and 3,059,000, respectively.